Exhibit 99.2

Consolidated Statements of Income (Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,

(in thousands, except per share data)	2003	2002	2003	2002

Interest income
Loans, including fees	$2,300	$2,506	$6,893	$7,543
Federal funds sold and other	22	58	82	167
Securities available for sale	252	239	742	533

Total interest income	2,574	2,803	7,717	8,243

Interest expense
Deposits	309	492	1,033	1,623
Federal funds purchased	4	13	17	46
Advances from Federal Home Loan Bank	152	134	433	273
Junior subordinated debt (trust preferred securities)	58	68	180	98

Total interest expense	523	707	1,663	2,040

Net interest income	2,051	2,096	6,054	6,203
Provision for loan losses	36	102	74	290

Net interest income after provision for loan losses	2,015	1,994	5,980	5,913
Noninterest income
Service charges on deposit accounts	198	193	612	529
Net merchant credit card processing	38	36	116	112
Gain on sales of loans and available-for-sale securities	4	10	66	10
Other noninterest income	172	148	511	460

Total noninterest income	412	387	1,305	1,111

Noninterest expense
Salaries and employee benefits	1,019	977	3,049	2,890
Occupancy and equipment	326	301	944	892
Other noninterest expense	730	576	2,162	1,768

Total noninterest expense	2,075	1,854	6,155	5,550

Income before income tax expense	352	527	1,130	1,474
Income tax expense	118	177	375	488

Net income	$234	$350	$755	$986

Basic earnings per share of common stock	$0.22	$0.33	$0.70	$0.92
Diluted earnings per share of common stock	$0.21	$0.32	$0.70	$0.91